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                                                                    EXHIBIT 4(i)


                          SECOND SUPPLEMENTAL INDENTURE

     This Second Supplemental Indenture, effective as of August 31, 2002 (this "Second Supplemental Indenture"), among CenterPoint Energy, Inc., a Texas corporation ("CNP"), Reliant Energy, Incorporated (formerly Houston Lighting & Power Company), a Texas corporation ("REI"), Reliant Energy Resources Corp. (formerly NorAm Energy Corp.), a Delaware corporation ("RERC"), and JPMorgan Chase Bank (as successor to The Chase Manhattan Bank (National Association)), as Trustee (the "Trustee"), supplements the Indenture dated as of March 1, 1987 between NorAm Energy Corp., a Delaware corporation and successor in interest to Arkla, Inc. ("NorAm"), and the Trustee, as supplemented by the Supplemental Indenture, dated as of August 6, 1997 (as supplemented, the "Indenture") among Houston Lighting & Power Company, HI Merger, Inc., a Delaware corporation, NorAm, and the Trustee, under which RERC's 6% Convertible Subordinated Debentures due 2012 (the "Debentures") were issued and are outstanding.


                                    RECITALS

     WHEREAS, pursuant to the terms of the Indenture, each $50 principal amount of the Debentures is currently convertible into $14.24 of cash (the "Cash Consideration") and 0.65 shares of common stock, without par value, of REI ("REI Common Stock");

     WHEREAS, pursuant to the Agreement and Plan of Merger dated as of October 19, 2001 (the "Merger Agreement") among REI, Reliant Energy MergerCo, Inc., a Texas corporation and indirect subsidiary of CNP ("MergerCo"), and CNP, REI will be merged with and into MergerCo, with REI to be the surviving corporation (the "Merger");

     WHEREAS, at the effective time of the Merger (the "Effective Time"), each outstanding share of REI Common Stock will be converted into one share of common stock of CNP ("CNP Common Stock");

     WHEREAS, in connection with the Merger, CNP, REI and RERC have duly determined to make, execute and deliver to the Trustee this Second Supplemental Indenture in order to reflect the results of the Merger as required by Section 1306 of the Indenture;

     WHEREAS, Section 1306 of the Indenture requires that a Holder of a Debenture shall have the right to convert the Debenture into the consideration receivable upon the Merger by a holder of shares of REI Common Stock into which the Debenture could have been converted immediately prior to the Merger; and

     WHEREAS, Section 901 of the Indenture provides that under certain conditions RERC and the Trustee, without the consent of the Holders of Debentures, from time to time and at any time, may enter into an indenture supplemental to the Indenture, inter alia, to make provisions with respect to the conversion rights of and to add covenants for the benefit of the Holders of Debentures;


     NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:



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     In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to comply with Sections 901 and 1306 of the Indenture, the parties hereto hereby agree, for the equal and proportionate benefit of the respective Holders from time to time of the Debentures, as follows:

     Section 1. Defined Terms. Capitalized terms used and not otherwise defined herein have the respective meanings assigned to such terms in the Indenture.

     Section 2. Conversion Privilege. The Holder of each Debenture outstanding as of the Effective Time (and each subsequent Holder) shall have the right from and after the Effective Time to convert such Debenture only into (i) 0.65 shares of CNP Common Stock (the "Stock Consideration"), subject to the adjustments provided for in Article Thirteen of the Indenture, (and cash in lieu of fractional shares of CNP Common Stock) and (ii) the Cash Consideration.

     Section 3. Additional Covenants of CNP. CNP hereby (i) agrees to (A) reserve and keep available out of its authorized but unissued capital stock, solely for the purpose of issuance upon the conversion of Debentures as provided in this Second Supplemental Indenture and the Indenture, a number of shares of CNP Common Stock sufficient to issue the Stock Consideration upon the conversion of all outstanding Debentures and (B) issue and cause to be delivered in accordance with this Second Supplemental Indenture, the Indenture and the Company's instructions, the Stock Consideration and the Cash Consideration upon conversion of any Debenture and (ii) warrants that all shares of CNP Common Stock that may be issued upon the conversion of any Debenture, when so issued, shall be duly authorized, validly issued, fully paid and nonassessable.

     Section 4. Ratification. The Indenture as hereby supplemented is in all respects ratified and confirmed by each of the parties hereto, and all of the rights and powers created thereby or thereunder shall be and remain in full force and effect.

     Section 5. Governing Law. The laws of the State of New York shall govern this Second Supplemental Indenture without regard to principles of conflicts of laws.

     Section 6. Successors. All agreements of the parties hereto in this Second Supplemental Indenture shall bind their respective successors.

     Section 7. Multiple Counterparts. The parties hereto may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

     Section 8. Recitals. The recitals contained in this Second Supplemental Indenture shall be taken as the statements of CNP, REI and RERC, and the Trustee assumes no responsibility for their correctness and makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.



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     IN WITNESS WHEREOF, the undersigned have caused this Second Supplemental
Indenture to be executed by its duly authorized officer as of the date first above written.


                                       CENTERPOINT ENERGY, INC.


                                       By:           /s/ Rufus Scott
                                          --------------------------------------
Attest:                                   Name: Rufus Scott
                                          Title: Vice President

By:      /s/ Richard B. Dauphin
   -----------------------------------
   Name: Richard B. Dauphin
   Title: Assistant Corporate
          Secretary


                                       RELIANT ENERGY, INCORPORATED


                                       By:          /s/ Marc Kilbride
                                          --------------------------------------
Attest:                                   Name: Marc Kilbride
                                          Title: Treasurer

By:      /s/ Richard B. Dauphin
   -----------------------------------
   Name: Richard B. Dauphin
   Title: Assistant Corporate
          Secretary


                                       RELIANT ENERGY RESOURCES CORP.


                                       By:           /s/ Rufus Scott
                                          --------------------------------------
Attest:                                   Name: Rufus Scott
                                          Title: Vice President

By:      /s/ Richard B. Dauphin
   -----------------------------------
   Name: Richard B. Dauphin
   Title: Assistant Corporate
          Secretary


                                       JPMORGAN CHASE BANK, Trustee


                                       By:        /s/ Gregory P. Shea
                                          --------------------------------------
Attest:                                   Name: Gregory P. Shea
                                          Title: Assistant Vice President

By:       /s/ Virginia Dominguez
   -----------------------------------
   Name: Virginia Dominguez
   Title: Trust Officer



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